As filed with the Securities and Exchange Commission on November 7, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CAPSTONE TURBINE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4180883
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Capstone Turbine Corporation

16640 Stagg St.

Van Nuys, California 91406

(818) 734-5300

(Address, including zip code and telephone number, including area code, of principal executive offices)

Capstone Turbine Corporation 2017 Equity Incentive Plan

(Full Title of the Plans)

Darren R. Jamison
Chief Executive Officer
16640 Stagg St.

Van Nuys, California 91406

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jocelyn M. Arel
Goodwin Procter LLP
100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	600,000 shares	(3)	$2.715	(4)	$1,629,000	$211.44
Total	600,000 shares		$2.715		$1,629,000	$211.44

(1)               Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Capstone Turbine Corporation, a Delaware corporation (the “Registrant”). Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)               Unless otherwise noted, all share amounts reflected in this Form S-8 Registration Statement reflect amounts on a post-reverse stock split basis, after giving effect to the one-for-ten reverse stock split approved by the Board of Directors and stockholders of the Registrant that became effective October 21, 2019 (the “Split”).

(3)               Represents (a) 300,000 additional shares of common stock (on a post-Split basis, or 3,000,000 shares on a pre-Split basis) reserved and available for issuance under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”), as approved by the Registrant’s stockholders at its annual meeting on August 30, 2018 (the “2018 Annual Meeting”) and (b) 300,000 additional shares of common stock (on a post-Split basis, or 3,000,000 shares on a pre-Split basis) reserved and available for issuance under the 2017 Plan, as approved by the Registrant’s stockholders at its annual meeting on August 29, 2019 (the “2019 Annual Meeting”).  At the 2018 Annual Meeting, the Registrant’s stockholders approved an amendment to the 2017 Plan to increase the aggregate number of shares authorized for issuance under the 2017 Plan by 300,000 shares to 600,000 shares of common stock (on a post-Split basis, or by 3,000,000 shares to 6,000,000 on a pre-Split basis). At the 2019 Annual Meeting, the Registrant’s stockholders approved an amendment to the 2017 Plan to increase the aggregate number of shares authorized for issuance under the 2017 Plan by 300,000 shares to 900,000 shares of common stock (on a post-Split basis, or by 3,000,000 shares to 9,000,000 shares on a pre-Split basis).

(4)               Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq Capital Market, on November 4, 2019.

Proposed sales to take place as soon after the effective date of the registration statement as awards are granted, exercised or distributed under the above-named plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by the Registrant to register 600,000 additional shares of Common Stock reserved for issuance under the 2017 Plan. The Registrant initially registered 300,000 shares (on a post-Split basis, or 3,000,000 on a pre-Split basis) of its common stock issuable under the 2017 Plan pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2017 (File No. 333-221695) (the “Initial S-8”).

The information contained in the Initial S-8 is hereby incorporated by reference, to the extent not replaced hereby, pursuant to General Instruction E.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)         The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2019, filed with the Commission on June 11, 2019, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)         The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2019, filed with the Commission on August 8, 2019, and for the quarterly period ended September 30, 2019, filed with the Commission on November 7, 2019, each of which contains the Registrant’s unaudited financial statements for the latest quarter for which such statements have been filed;

(c)          The Registrant’s Current Reports on Form 8-K filed with the Commission on May 6, 2019, May 24, 2019, June 10, 2019, August 30, 2019 (as amended September 12, 2019), September 6, 2019, October 21, 2019 and November 7, 2019 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K); and

(d)         The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 21, 2000, including any amendments or reports filed for the purpose of updating such description and the description of the Registrant’s Series B Junior Participating Preferred Stock Purchase Rights contained in the Registrant’s registration statement on Form 8-A, filed with the Commission under Section 12(b) of the Exchange Act, on May 6, 2019, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Capstone Turbine Corporation (a)

4.1	Form of Senior Indenture by and between Capstone Turbine Corporation and Computershare Trust Company, N.A., Trustee (b)

4.2	Form of Subordinated Indenture by and between Capstone Turbine Corporation and Computershare Trust Company, N.A., Trustee (b)

4.3

Note Purchase Agreement, date as of February 4, 2019, by and among Capstone Turbine Corporation, certain of its subsidiaries party thereto as guarantors, Goldman Sachs Specialty Lending Holdings, Inc., as purchase and any other purchasers party thereto from time to time and Goldman Sachs Specialty Lending Holdings, Inc. as collateral agent (c)

4.4	Purchase Warrant for Common Shares issued in favor of Goldman Sachs & Co. LLC, dated February 4, 2019 (c)

4.5	Rights Agreement, dated May 6, 2019, between Capstone Turbine Corporation and Broadridge Financial Solutions, Inc. (d)

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Marcum LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page).

*                                         Filed herewith.

(a)         Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K filed on October 21, 2019.

(b)         Incorporated by reference to Capstone Turbine Corporation’s Registration Statement on Form S-3, dated June 7, 2018.

(c)          Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K filed on February 5, 2019.

(d)         Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K filed on May 6, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on November 7, 2019.

CAPSTONE TURBINE CORPORATION

By:	/s/ Darren R. Jamison
Darren R. Jamison
Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Frederick S. Hencken III
Frederick S. Hencken III
Interim Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Darren R. Jamison and Frederick S. Hencken III as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Darren R. Jamison	President, Chief Executive Officer and Director	November 7, 2019
Darren R. Jamison	(Principal Executive Officer)

/s/ Frederick S. Hencken III	Interim Chief Financial Officer and Chief Accounting Officer	November 7, 2019
Frederick S. Hencken III	(Principal Financial and Accounting Officer)

/s/ Holly A. Van Deursen	Chairman of the Board of Directors	November 7, 2019
Holly A. Van Deursen

/s/ Yon Y. Jordan	Director	November 7, 2019
Yon Y. Jordan

/s/ Paul D. DeWeese	Director	November 7, 2019
Paul D. DeWeese

/s/ Robert C. Flexon	Director	November 7, 2019
Robert C. Flexon

/s/ Gary J. Mayo	Director	November 7, 2019
Gary J. Mayo

/s/ Robert F. Powelson	Director	November 7, 2019
Robert F. Powelson